Exhibit 99.1

       Bank of Florida, N.A. Names Russell A. Budd and Martin M. Wasmer
                            to Board of Directors

    NAPLES, Fla., Nov. 30 /PRNewswire-FirstCall/ -- Bank of Florida, N.A. today announced that Russell A. Budd, President of Wall Systems of Southwest Florida, and Martin M. Wasmer, CEO of Wasmer, Schroeder & Company, Inc., have been appointed to its Board of Directors.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO )
    Mr. Budd has more than 20 years experience in the Southwest Florida construction industry, and established Wall Systems of Southwest Florida in 1986. Today, the company is the premier subcontractor in its trade, and its client roster includes notable local projects such as The Registry Resort, Philharmonic Center for the Arts, Ritz Carlton Beach Hotel, Ritz Carlton Golf Lodge and the Cleveland Clinic. The company has two operating divisions, Professional Building Systems, a construction management and general contracting firm performing on commercial, industrial, healthcare, retail, hotel and institutional projects in Southwest Florida; and PBS Realty, offering complete development services including site selection, project design, budgeting and feasibility analysis.
    Mr. Budd is the former President of the Florida Wall and Ceiling Contractors Association, a former Board Member and Area Vice President of the Florida Home Builders Association, Past President of the Collier Building Industry Association, Immediate Past Chairman of the Board of the Greater Naples Chamber of Commerce, and a graduate of Leadership Collier Class of 1994. He is the current Chairman of the Collier County Planning Commission. In 1992, he received the United States Gypsum Company "CEO Award," and in 1994, the Collier Building Industry Association named him "Builder of the Year."
    Mr. Wasmer has over 20 years experience in the real estate and bond markets. In 1983, he joined Miller & Schroeder Financial where he was involved in the sale and trading of municipal bonds. In 1985, he joined PaineWebber, Inc. and continued in the retail and institutional sales of municipal bonds. Mr. Wasmer left PaineWebber in May 1988, to form Wasmer, Schroeder & Company, Inc.
    Mr. Wasmer is a board member of the Conservancy of Southwest Florida, the NCH Healthcare Foundation, and is involved in a number of other local charitable activities. He also serves as a member of the Board of Directors for Bank of Florida Trust Company.
    "Mr. Budd and Mr. Wasmer are both business leaders with professional expertise and local market experience that showcases their commitment to the growth and betterment of Southwest Florida. They are actively involved in a variety of important non-profits organizations and live and work here in our community, an important component of the Bank of Florida philosophy, because we know that having a local Board of Directors keeps us focused on the pulse of our community," said John B. James, President and CEO of Bank of Florida Naples. "Their insight and knowledge of our area's evolving business climate and growing economy will prove invaluable as we serve an increasing number of businesses and high net worth individuals with our unique brand of highly personalized financial and banking services."

    Bank of Florida, N.A. is an affiliate of Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: "BcshFla"), a $345-million-asset multi-bank holding company headquartered in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, Tampa Bay, based in Tampa, Florida; and Bank of Florida, based in Fort Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab.

     Contact: John James
     (239) 254-2100
     jjames@bankofflorida.com

SOURCE  Bank of Florida, N.A.
    -0-                             11/30/2004
    /EDITORS' ADVISORY: Electronic jpeg photos of Mssrs. Budd and Wasmer are available upon request by contacting Sandy Richards at Strategic Communication Group, Inc. at +1-954-564-3474 or via email at sandy.richards@juno.com/
    /CONTACT: John James of Bank of Florida, N.A., +1-239-254-2100, or jjames@bankofflorida.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.bankofflorida.com /
    (BOFL)

CO: Bancshares of Florida; Bank of Florida, N.A.; Wall Systems of Southwest Florida; Wasmer, Schroeder & Company, Inc.
ST:  Florida
IN:  FIN OTC
SU:  PER